AMERICAN PENSION INVESTORS TRUST

AMENDED AND RESTATED PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1 UNDER

THE INVESTMENT COMPANY ACT OF 1940

WHEREAS, American Pension Investors Trust (“Trust”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and offers for public sale distinct Fund of shares of beneficial interest, each corresponding to a distinct portfolio; and

WHEREAS, the Trust’s Board of Trustees (“Board”) has established the series and classes of such series as listed on Schedule A (each a “Fund” and collectively, the “Funds”) as series and classes of shares of beneficial interest in the Trust; and

WHEREAS, the Trust has entered into a Distribution Agreement (“Distribution Agreement”) with Unified Financial Services, LLC (“Distributor”) pursuant to which the Distributor has agreed to serve as principal underwriter of the Funds’ shares;

WHEREAS, the Trust has entered into investment advisory agreements with Yorktown Management & Research Company, Inc. (the “Adviser”);

NOW, THEREFORE, the Trust hereby adopts this Amended and Restated Plan with respect to such Funds in accordance with Rule 12b-1 under the 1940 Act.

1.	A. Each respective Fund is authorized to pay to financial institutions and intermediaries, including but not limited to banks, savings and loan associations, insurance companies, investment counselors and advisers, broker-dealers, and mutual fund supermarkets (collectively “Firms”), the Adviser and/or the Distributor, as compensation for distribution and/or service activities with respect to such classes of such Fund and its shareholders, a fee at the annual rate listed on Appendix A.

B. The amount of the fees specified in this Paragraph of the Plan shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

C. Each class of each Fund may from time to time pay a fee to Firms, the Adviser and/or the Distributor for distribution and/or service activities at a lesser rate than the fees specified in Appendix A to this Plan, in each case as agreed upon by the Board and as approved in the manner specified in Paragraph 3 of this Plan.

2.	Recipients of fees payable under this Plan, subject to any and all laws and rules applicable to the particular entity, may spend such amounts as they deem appropriate on any activities or expenses primarily intended to result in the sale of the Funds’ shares or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees; expenses, including overhead and telephone and other communication expenses, the costs of printing and distributing prospectuses, statements of additional information, and reports for other than existing shareholders; the costs of preparing, printing and distributing sales literature and advertising materials; and internal costs incurred by Firms, the Adviser or the Distributor relating to efforts to distribute shares of the Funds such as office rent, employee salaries, employee bonuses and other overhead expenses.

3.	This Plan shall take effect with respect to classes of shares of each Fund on the date set forth below, together with any related agreements, provided that it shall not take effect with respect to any Fund unless it has been approved by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan’s taking effect with respect to such Fund have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

4.	After approval of this Plan with respect to classes of shares of a Fund as set forth in Paragraph 3, this Plan shall take effect and continue in full force and effect with respect to such classes of shares of such Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

5.	The Adviser or the Distributor shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Fund by Firms and the Distributor under this Plan and the Distribution Agreement and the purposes for which such expenditures were made.

6.	For purposes of this Plan, “distribution activities” shall mean any activities that are primarily intended to result in the sale of Fund share and that are not deemed “service activities.” “Service activities” shall mean activities covered by the definition of “service fee” contained in amendments to Rules 2341(b)(8) & (9) and 2341(d)(2)(E)(i) or any subsequent amendments to such definitions.

7.	This Plan may be terminated with respect to any Fund or class of shares of such Fund at any time by vote of a majority of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of that Fund.

8.	This Plan may not be amended to increase materially the amount of fees provided for in Paragraph 1 hereof with respect to any class of shares of any Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and no material amendment to the Plan shall be made unless approved by the Board and the Independent Trustees in the manner provided for annual approval and renewal in Paragraph 3 hereof.

9.	With respect to fees paid under this Plan to the Distributor, expenses incurred by the Distributor in excess of fees paid shall be the sole responsibility and liability of the Distributor, and are not obligations of any Fund. Fees payable to the Distributor under this Plan are separate from and in addition to fees payable to the Distributor under the Distribution Agreement.

10.	While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

11.	As used in this Plan, the terms “majority of the outstanding voting securities” and “interested person” shall have the same meaning as those terms in the 1940 Act.

12.	The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

13.	The obligations of the Trust under this Plan shall not be binding upon the Trustees of the Trust or the shareholders of any Fund individually, but shall bind only the Trust. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and Firms, the Distributor or any other person, in asserting any rights or claims under this Plan shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim, and not to such Trustees or shareholders.

Date: July 1, 2004

Amended and Restated: October 26, 2006

Amended and Restated: October 14, 2009

Amended and Restated: September 8, 2010

Amended and Restated: September 12, 2012

Amended and Restated: March 29, 2017

Amended and Restated: March 28, 2018

APPENDIX A

to the

AMENDED AND RESTATED PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1 UNDER

THE INVESTMENT COMPANY ACT OF 1940

Fee Schedule

Fee, as a % of Average Daily Net Assets of Each Fund

Class L Shares	Annual Total 12b-1 Fee(1)
Yorktown Growth Fund (APITX)	1.00%
Yorktown Capital Income Fund (AFDDX)	1.00%
Yorktown Short Term Bond Fund (AFMMX)	1.00%
Yorktown Multi-Asset Fund (AFFIX)	1.00%
Yorktown Master Allocation Fund (APILX)	1.00%

Class A Shares	Annual Total 12b-1 Fee(1)
Yorktown Capital Income Fund (APIGX)	0.25%
Yorktown Multi Asset Fund (APIUX)	0.50%
Yorktown Master Allocation Fund (APIFX)	0.25%

(1) Of the Total Fee stated, a maximum of 0.75% may be utilized for distribution

Class C Shares	Annual Total 12b-1 Fee(1)
Yorktown Multi Asset Fund (APIUX)	1.00%

(1) Of the Total Fee stated, a maximum of 0.75% may be utilized for distribution

Date: October 26, 2006

Amended and Restated: February 27, 2009

Amended and Restated: October 14, 2009

Amended and Restated: September 8, 2010

Amended and Restated: September 12, 2012

Amended and Restated: March 29, 2017

Amended and Restated: March 28, 2018